FOR IMMEDIATE RELEASE Contact: David Stakun

October 24, 2005 (215) 355-2900

Technitrol Reports Q305 Results

PHILADELPHIA -- Technitrol, Inc. (NYSE: TNL) reported consolidated revenues from continuing operations of $147.2 million for its third fiscal quarter ended September 30, 2005. Revenues were $143.3 million in the previous quarter and $140.6 million in the third quarter of 2004. The quarter ended September 30, 2005 included 13 weeks, while the comparable fiscal quarter in 2004 had 14 weeks. The above revenue comparisons, the earnings comparisons below and the segment performance reports that follow include contributions to Pulse results from LK Products since its acquisition on September 8, 2005, and exclude results from AMI Doduco's bimetal and metal cladding business, which was sold in June of 2005 and is reflected as a discontinued operation.

According to U.S. Generally Accepted Accounting Principles (GAAP), third-quarter net earnings from continuing operations were $5.3 million, or $0.13 per diluted share. Excluding after-tax severance and asset-impairment expenses totaling $1.2 million, or $0.03 per share, earnings per diluted share were $0.16. (See the attached table, "Non-GAAP Measures" reconciling "Net earnings per diluted share from continuing operations, excluding severance and asset-impairment expense" to GAAP net earnings [loss] per diluted share.)

By comparison, GAAP net loss from continuing operations in the previous quarter was $43.6 million, or $1.08 per diluted share, including after-tax severance and asset-impairment expenses (primarily an impairment charge relating to assets in Pulse's consumer division) totaling $47.7 million, or $1.18 per diluted share. Net income in the year-ago quarter was $4.5 million, or $0.11 per share, including after-tax severance and asset-impairment expenses of $2.2 million, or $0.06 per share. Excluding charges, continuing earnings per diluted share were $0.10 in the previous quarter and $0.17 in the 14-week third quarter of 2004.

Earnings before interest, taxes, depreciation and amortization (EBITDA, defined as operating profit from continuing operations plus depreciation and amortization, a non-GAAP measure reconciled with GAAP net earnings (loss) in the attached "Non-GAAP Measures" table) were $13.3 million in the third quarter of 2005, compared with $11.3 million in the previous quarter and $14.2 million in the 14-week third quarter of 2004, excluding severance and asset-impairment expenses in all periods and an $0.4 million inventory write-off relating to an AMI Doduco facility closure in France in the third quarter of 2004.

Net cash at September 30, 2005 was $86.6 million (cash and equivalents of $99.0 million less debt of $12.4 million), compared with $171.0 million at the end of the previous quarter, reflecting the all-cash acquisition of LK. Technitrol's capital spending in the third quarter of 2005 was approximately $4.0 million.

Pre-tax severance and asset-impairment expenses of approximately $1.4 million in the third quarter included approximately $0.7 million in severance expense at Pulse connected primarily with the planned reduction of consumer division manufacturing capacity in Turkey and $0.8 million at AMI Doduco for contract termination and asset impairment costs related primarily to the previously announced closure of a facility in Italy.

Pulse

Pulse designs and manufactures a wide variety of passive electronic components and modules, electronic connector products and antennas for wireless communication/information devices. Revenues for the third quarter were $86.6 million, compared with $78.4 million in the previous quarter and $77.4 million in the 14-week third quarter of 2004.

Pulse's third-quarter revenue performance reflected good wireless antenna shipments, driven by the ramp up of new customer program launches. Also, shipments in the consumer division rebounded significantly from the previous quarter, driven by seasonal factors, somewhat stronger consumer spending in Europe and continued penetration of components into flat-screen televisions and other next-generation products. Sales of televisions in Europe are expected to strengthen into 2006 as a result of the Winter Olympics and the World Cup soccer matches. Overall third-quarter volumes in Pulse's networking, telecommunications, power conversion and military/aerospace divisions were about flat with the previous quarter, reflecting sequential-quarter growth in the networking market, summer slowness in the European telecom infrastructure market and revenue losses in selected areas resulting from Pulse's effort to eliminate low-margin business. Telecom component volumes are expected to recover in the fourth quarter due, in part, to increased equipment demand as a result of the destruction from recent hurricanes along the Gulf of Mexico.

Pulse's GAAP operating profit in the third quarter was $6.2 million, compared with a loss of $42.0 million in the second quarter, related primarily to consumer division asset impairments, and profit of $5.9 million in the 14-week third quarter of 2004. Excluding severance and asset-impairment expenses in all periods, third-quarter operating profit was $6.9 million, up 44.0% from $4.8 million in the previous quarter and up 9.9% from $6.3 million in the third quarter of 2004. (See "Non-GAAP Measures" table reconciling "Segment operating profit, excluding severance and asset-impairment expense" with GAAP operating profit [loss].)

The substantial improvement in Pulse's third quarter operating margin from the second quarter resulted from intense cost-reduction efforts, better labor and material efficiencies, three weeks of handset antenna sales (since the LK acquisition on September 8) and early returns in the effort to eliminate low-margin business in its legacy product lines. Lack of acceptable profitability in the consumer division due to the effect of unfavorable exchange rates on prices and market share, as well as operating difficulties at Pulse's FRE operation, continue to weigh on overall operating margin. Pulse plans to neutralize the consumer division's exchange rate disadvantage by continuing its relocation to China, and significant efforts are under way at FRE to resolve its operating issues during the fourth quarter.

In the fourth quarter of 2005, Pulse expects to realize expansion in overall operating margin resulting from a full quarter of revenues from the antenna products division formed with the September acquisition of LK. Pulse also expects margin improvements from better plant utilization in the consumer division, further progress in the operational integration of the connector division and continued success in its ongoing operating improvement initiatives begun in the second quarter.

AMI Doduco

AMI Doduco manufactures a full range of electrical contacts, contact materials and contact assemblies. Third-quarter shipments reflect continued market strength in North America and growth in China, tempered by normal seasonal industry slowness, especially in Europe. Revenues from continuing operations were $60.6 million, compared with $65.0 million in the previous quarter and $63.2 million in the 14-week third quarter of 2004. The revenue comparison with the previous quarter was negatively affected by a 2.9% weaker euro, on average, in the third quarter than in the second quarter. The euro is the functional currency in AMI Doduco's largest geographic market. Average exchange rates in the most recent quarter approximated those in the third quarter of 2004.

AMI Doduco's third-quarter GAAP operating profit from continuing operations, including the $0.8 million pre-tax Italy shutdown expenses mentioned above, was $0.8 million, compared with losses of $0.2 million in the previous quarter and $0.5 million in the third quarter of 2004. Excluding severance and asset-impairment expense in all periods, third-quarter 2005 operating profit was $1.6 million, compared with $1.3 million a quarter ago and $2.0 million in the 14-week third quarter of 2004. (See "Non-GAAP Measures" table reconciling "Segment operating profit, excluding severance and asset-impairment expense" with GAAP operating profit [loss].) Although more remains to be done at AMI Doduco to bring its operating margin percentage to targeted levels, there was significant improvement over the previous quarter due to better operating performance and selective price increases to major customers in North America. We expect this improvement to continue in the fourth quarter.

Beginning in the fourth quarter, AMI Doduco may see an increase in quarterly revenues resulting from efforts to rebuild areas of Louisiana, Mississippi and Texas recently damaged by hurricanes. The reconstruction is expected to boost demand for building circuitry devices, such as switches as circuit breakers, that utilize AMI Doduco's electrical contact parts. There is no way to accurately predict the exact timing or duration of this increase in market demand.

Outlook

Due to the unreliability of industry, customer and company forecasts extending beyond four months forward, Technitrol will no longer issue full-year revenue and earnings guidance after the conclusion of fiscal 2005. Instead, with each quarterly financial report, the company will provide its expectations for consolidated revenues and operating profit for the ensuing quarter.

In the fourth quarter of 2005, Technitrol expects consolidated revenues to be in the range of $170 million to $174 million. Excluding severance and asset-impairment expense, operating profit is expected to be between $11 million and $12 million, and the effective tax rate, approximately 22%.

There will be no outlook from the company for the first quarter of 2006 until the completion of the company's business planning process in early December of 2005. Prior to public announcement of such updates by Technitrol, changes in forecasts from equity analysts are unofficial and should be considered with caution.

Cautionary Note

Statements in the above report are "forward-looking" within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties. Actual results may differ materially due to the risk factors listed below as well as others listed from time to time in Technitrol's SEC reports including, but not limited to, those discussed in the Company's 10-Q report for the quarter ended July 1, 2005 in Item 2 under the caption "Factors That May Affect Our Future Results (Cautionary Statements for Purposes of the 'Safe Harbor' Provisions of the Private Securities Litigation Reform Act of 1995)."

These risk factors include, but are not limited to, the following:

  Cyclical changes in the markets we serve could result in a significant decrease in demand for our products and reduce our profitability.

  Reduced prices for our products may adversely affect our profit margins if we are unable to reduce our costs of production.

  An inability to adequately respond to changes in technology or customer needs may decrease our sales.

  If our inventories become obsolete, our future performance and operating results will be adversely affected.

  An inability to capitalize on our recent or future acquisitions may adversely affect our business.

  Integration of acquisitions into the acquiring segment may limit the ability of investors to track the performance of individual acquisitions and to analyze trends in our operating results.

  An inability to identify additional acquisition opportunities may slow our future growth.

  If our customers terminate their existing agreements, or do not enter into new agreements or submit additional purchase orders for our products, our business will suffer.

  If we do not effectively manage our business in the face of fluctuations in the size of our organization, our business may be disrupted.
  Uncertainty in demand for our products may result in increased costs of production, an inability to service our customers, or higher inventory levels which may adversely affect our results of operations and financial condition.
  A decrease in availability or increase in cost of our key raw materials could adversely affect our profit margins.

  Competition may result in lower prices for our products and reduced sales.

  Our backlog is not an accurate measure of future revenues and is subject to customer cancellation.

  Fluctuations in foreign currency exchange rates may adversely affect our operating results.

  Our international operations subject us to the risks of unfavorable political, regulatory, labor and tax conditions in other countries.

  Shifting our operations between regions may entail considerable expense.

  Liquidity requirements could necessitate movements of existing cash balances, which may be subject to restrictions or cause unfavorable tax and earnings consequences.

  Losing the services of our executive officers or our other highly qualified and experienced employees could adversely affect our business.

  Public health epidemics (such as flu strains or severe acute respiratory syndrome) or other natural disasters (such as earthquakes or fires) may disrupt operations in affected regions and affect operating results.

  Costs associated with precious metals may not be recoverable.

  The unavailability of insurance against certain business risks may adversely affect our future operating results.

  Environmental liability and compliance obligations may affect our operations and results.

Based in Philadelphia, Technitrol is a worldwide producer of electronic components, electrical contacts and assemblies and other precision-engineered parts and materials for manufacturers in the data networking, broadband/Internet access, consumer electronics, telecommunications, military/aerospace, automotive, and electrical equipment industries. For more information, visit Technitrol's Web site at http://www.technitrol.com.

Investors: Technitrol's quarterly conference call will take place Monday, October 24, 2005 at 5:00 p.m. Eastern Time. The dial-in number is (412) 858-4600. Also, the call will be broadcast live over the Internet. Visit www.technitrol.com. On-demand Internet and telephone replay will be available beginning at 7:00 p.m. on October 24 and conclude at midnight, October 31, 2005. For telephone replay, dial (412) 317-0088 and enter access code 380256#.

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(in thousands, except per-share amounts)
	Quarter Ended		Nine Months Ended
	9/30/2005	10/1/2004	9/30/2005	10/1/2004

Net sales	$147,217	$140,606	$431,913	$417,197
Cost of goods sold	113,211	105,949	331,399	305,588
Gross profit	34,006	34,657	100,514	111,609
Selling, general and administrative expenses	25,574	26,825	77,688	82,369
Severance and asset-impairment expenses	1,438	2,399	50,641	6,740
Operating profit (loss)	6,994	5,433	(27,815)	22,500

Interest income (expense), net	377	(100)	1,158	(405)
Other (expense) income, net	(203)	170	(1,094)	746
Equity earnings in minority-owned investments	--	395	--	787
Net earnings from continuing operations before income taxes and minority interest	7,168	5,898	(27,751)	23,628
Income taxes	1,551	1,304	4,025	4,122
Minority interest	(327)	(141)	(1,045)	(141)
Net earnings (loss) from continuing operations	5,290	4,453	(32,821)	19,365
Net earnings (loss) from discontinued operations, net of taxes	(701)	(15)	(395)	112
Net earnings (loss)	4,589	4,438	(33,216)	19,477

Basic earnings (loss) per share from continuing operations	0.13	0.11	(0.81)	0.48
Basic earnings (loss) per share from discontinued operations	(0.02)	--	(0.01)	--
Basic earnings (loss) per share	0.11	0.11	(0.82)	0.48

Diluted earnings (loss) per share from continuing operations	0.13	0.11	(0.81)	0.48
Diluted earnings (loss) per share from discontinued operations	(0.02)	--	(0.01)	--
Diluted earnings (loss) per share	0.11	0.11	(0.82)	0.48

Weighted average common and equivalent shares outstanding	40,445	40,439	40,286	40,387

BUSINESS SEGMENT INFORMATION (UNAUDITED)
(in thousands)
	Quarter Ended		Nine Months Ended
	9/30/2005	10/1/2004	9/30/2005	10/1/2004
Net sales
Pulse	$86,626	$77,373	$240,554	$236,367
AMI Doduco	60,591	63,233	191,359	180,830
Total net sales	147,217	140,606	431,913	417,197
Operating profit (loss)
Pulse	6,196	5,934	(29,864)	24,376
AMI Doduco	798	(501)	2,049	(1,876)
Total operating profit (loss)	6,994	5,433	(27,815)	22,500

FINANCIAL POSITION
(in thousands, except per-share amounts)	9/30/2005	12/31/2004
	(unaudited)

Cash and equivalents	$98,975	$155,952
Trade receivables, net	125,814	109,652
Inventories	75,061	77,481
Other current assets	14,885	20,917
Fixed assets	96,796	102,176
Other assets	173,687	160,409
Total assets	585,218	626,587
Current portion of long-term debt	124	130
Short-term debt	6,084	6,717
Accounts payable	64,353	48,655
Accrued expenses	66,863	69,602
Long-term debt	6,220	7,125
Other long-term liabilities	14,634	14,766
Total liabilities	158,278	146,995
Minority interest	13,832	14,730
Shareholders' equity	413,108	464,862
Net worth per share	10.19	11.49
Shares outstanding	40,529	40,448
NON-GAAP MEASURES (UNAUDITED) (in thousands except per-share amounts)

1. EBITDA from continuing operations
	Quarter Ended
	9/30/05	7/1/05	10/1/04

Net earnings (loss)	$4,589	$ (42,914)	$4,438
Net (earnings) loss from discontinued operations	701	(646)	15
Minority interest	327	497	141
Income taxes	1,551	899	1,304
Interest expense (income), net	(377)	(541)	100
Other expense (income)	203	471	(170)
Depreciation and amortization	4,860	5,296	5,873
Equity method (earnings)	--	--	(395)
EBITDA from continuing operations	11,854	(36,938)	11,306
Severance and asset-impairment expenses	1,438	48,261	2,399
AMI Doduco France inventory write-off	--	--	449
AMI France inventory write-off	0	0	0
EBITDA from continuing operations, excluding severance and asset- impairment expenses	13,292	11,323	14,154

2. Net earnings per diluted share from continuing operations, excluding severance and asset- impairment expense
	Quarter Ended
	9/30/05	7/1/05	10/1/04

Net earnings (loss) per diluted share, GAAP	$ 0.11	$ (1.06)	$ 0.11
Diluted (earnings) loss per share from discontinued operations	0.02	(0.02)	0.00
After-tax severance and asset-impairment expense, per share	0.03	1.18	0.06
Impairment charge to adjust equity investment to market value	-	-	-
In-process research and development cost	-	-	-
Net earnings per diluted share from continuing operations, excluding severance and asset-impairment expense	0.16	0.10	0.17

3. Segment operating profit, excluding severance and asset-impairment expense
	Quarter Ended
	9/30/05	7/1/05	10/1/04

Pulse operating profit (loss), GAAP	$ 6,196	$ (42,023)	$5,934
Pre-tax severance and asset-impairment expense	681	46,799	325
Pulse operating profit, excluding severance and asset- impairment expense	6,877	4,776	6,259

AMI Doduco operating profit (loss), GAAP	798	(211)	(501)
Pre-tax severance and asset-impairment expense	757	1,462	2,074
Inventory write-offs associated with the shutdown of AMI Doduco's facility in France	--	--	449
Inventory write-offs associated with the shut down of AMI Doduco's facility in France	0	0	0
AMI Doduco operating profit, excluding severance and asset- impairment expense	1,555	1,251	2,022

1. EBITDA from continuing operations (net income plus income taxes, depreciation and amortization, excluding interest and other expense/income and excluding equity method investment earnings/losses) is not a measure of performance under accounting principles generally accepted in the United States. EBITDA should not be considered a substitute for, and an investor should also consider, net income, cash flow from operations and other measures of performance as defined by accounting principles generally accepted in the United States as indicators of our profitability or liquidity. EBITDA is often used by shareholders and analysts as an indicator of a company's ability to service debt and fund capital expenditures. We believe it enhances a reader's understanding of our financial condition, results of operations and cash flow because it is unaffected by capital structure and, therefore, enables investors to compare our operating performance to that of other companies. We understand that our presentation of EBITDA may not be comparable to other similarly titled captions of other companies due to differences in the method of calculation.

2,3. Based on discussions with investors and equity analysts, we believe that a reader's understanding of Technitrol's operating performance is enhanced by references to these non-GAAP measures. Removing charges for severance and asset impairment and unusual gains or losses facilitates comparisons of operating performance among financial periods and peer companies. Severance charges result exclusively from production relocations and capacity reductions and / or restructuring of overhead and operating expenses to enhance or maintain profitability in an increasingly competitive environment. Impairment charges represent adjustments to asset values and are not part of the normal operating expense structure of the relevant business in the period in which the charge is recorded.

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